FOR IMMEDIATE RELEASE
CONTACT:                Paul D. Geraghty, President and CEO
PHONE:                      215-513-2391

Joseph D. Blair Joins Harleysville National Corporation as President of Millennium Wealth Management

HARLEYSVILLE, PA (April 17, 2008) - Harleysville National Corporation (Nasdaq: HNBC), today announced that Joseph D. Blair has been hired to leads its Millennium Wealth Management division.  Mr. Blair will serve as President of Millennium Wealth Management and Executive Vice President of Harleysville National Corporation.   In his new role, Blair will lead Millennium’s private banking, investment management, trust and financial planning groups, positioning them to provide superior products and services to current customers and reach new customers.

In commenting on the announcement, Paul Geraghty, President and CEO of Harleysville National Corporation, said, "Joe Blair is a great addition to the Harleysville leadership team.  He is a seasoned professional with a unique combination of investment industry expertise as well as strong management skills.  His charge is to continue the implementation of our expansion strategy, and continue to improve the effectiveness of our wealth management operations in concert with our company-wide initiatives.”

Blair joins Harleysville from Neuberger Berman the asset management division of Lehman Brothers.  Prior to that, he was President of Wilmington Advisors, where he developed WSFS into a leading provider of wealth management services.  His experience also includes leadership roles with Commerce Bank’s capital markets and investment divisions, Advest, Inc.’s fixed income and equity securities, and J.D. Blair Securities Inc., where as President he advised private equity firms, sophisticated individual investors with high net worth, mutual funds, pension funds and financial institutions.  He holds an MBA in Business Administration from Stanford University Graduate School of Business and is a cum laude graduate of Harvard College.

Harleysville National Corporation, with assets of $3.9 billion, is the holding company for Harleysville National Bank (HNB).  Investment Management and Trust Services are provided through Millennium Wealth Management and Cornerstone, divisions of HNB, with assets under management of $3.0 billion.  Harleysville National Corporation stock is traded under the symbol "HNBC" and is commonly quoted under NASDAQ Global Select Market®. For more information, visit the Harleysville National Corporation website at www.hncbank.com.

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This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Actual results and trends could differ materially from those set forth in such statements due to various factors.  Such factors include the possibility that increased demand or prices for the Corporation’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Corporation’s filings with the Securities and Exchange Commission.